Exhibit 99.1

Tribune Media Company Reports Fourth Quarter and Full-Year 2015 Results

— Company to Explore Strategic Alternatives and Affirms Commitment to Maximize Shareholder Value —

NEW YORK, Feb. 29, 2016 — Tribune Media Company (the “Company”) (NYSE: TRCO) today reported its results for the three months and the year ended December 31, 2015 and announced that the Board of Directors and the Company have initiated a process to explore the full range of strategic and financial alternatives to enhance shareholder value. In addition, the Company announced that on February 24, 2016 the Board of Directors authorized a new stock repurchase program under which the Company may repurchase up to $400 million of its outstanding Class A common stock.

The strategic and financial alternatives under consideration include, but are not limited to, the sale or separation of select lines of business or assets, strategic partnerships, programming alliances and return of capital initiatives. The Board of Directors and the Company have retained Moelis & Co. and Guggenheim Securities as financial advisors to assist in this process.

Bruce Karsh, Chairman of the Board of Directors, said “The Board of Directors and management remain focused on maximizing shareholder value. We believe that the value of the portfolio of businesses of Tribune Media is not fully reflected in the stock price and intend to explore ways to unlock value by reviewing strategic alternatives. At the same time, we remain committed to achieving strong operational performance across our businesses.”

The Company will also continue the previously announced monetization of its real estate portfolio, including the Tribune Tower located in Chicago and the north block of the Los Angeles Times Square property located in Los Angeles. In 2016, the Company has broadened this sales activity to include numerous other properties and has accelerated the monetization of these assets to take advantage of accommodative market conditions, although there can be no assurance that any transactions can be completed in a timely manner, on favorable terms, or at all.

The Company has not set a definitive timetable for the completion of its review of alternatives and does not currently intend to make any further disclosures regarding its exploration of alternatives until such time as any definitive agreements may be entered into in the process or as otherwise appropriate or required.

In addition, the Company and the Board announced that the Company has entered into new and amended employment agreements with three senior executives. Peter Liguori, the Company’s President and Chief Executive Officer, entered into a new two-year employment agreement. The Company named Chandler Bigelow as Executive Vice President and Chief Financial Officer. The Company also expanded the scope of responsibilities of Tribune Media’s General Counsel, Eddie Lazarus, by naming him Chief Strategy Officer.

FOURTH QUARTER AND FULL-YEAR 2015 FINANCIAL HIGHLIGHTS

•	Consolidated operating revenues increased 3% for the full year, despite 2015 being an off-cycle political year; excluding the impact of political advertising and Super Bowl advertising revenue, consolidated operating revenues increased 8% for the full year.

•	Consolidated operating revenues decreased 1% in the fourth quarter due to 2015 being an off-cycle political year; excluding the impact of political advertising, consolidated operating revenues increased 8% in the fourth quarter.

•	Retransmission consent revenue increased 27% in the fourth quarter and 24% for the full year.

•	Carriage fee revenue increased 58% in the fourth quarter and 49% for the full year.

The Company reported a net loss of $320 million and an operating loss of $263 million for the year ended December 31, 2015. These results include a non-cash impairment charge of $385 million related to goodwill and other intangible assets. Consolidated operating profit before impairment of goodwill and other intangible assets was $122 million. The results also include a non-cash broadcast rights impairment charge of $74 million related to the write down of the acquired syndicated programming Persons of Interest and Elementary at WGN America in 2015.

“Tribune’s assets are valuable, powerful and performing well, as reflected in our full-year 2015 operating results,” said Peter Liguori. “However, it’s our belief that our current stock price does not reflect the full value of these assets. With the help of outside advisors, we have decided to initiate a process to explore every possible strategic and financial option with one clear goal: to unlock the value of our stock. Turning to our results for 2015, revenues grew solidly year-over-year, and we delivered strong Adjusted EBITDA despite the off-cycle political year and various programming initiatives. These positive results were driven by core advertising growth across our television group, substantial increases in retransmission consent and carriage fee revenues and continued vigilance on expenses. Importantly, we were able to return more than $1 billion to shareholders last year. We are pleased to report that 2016 is off to a good start. Core advertising continues to pace well, and the early trends in political advertising give us confidence. We expect strong revenue and Adjusted EBITDA growth this year.”

FOURTH QUARTER AND FULL-YEAR RESULTS

Consolidated

Consolidated operating revenues for the fourth quarter of 2015 were $547.6 million compared to $553.4 million in the fourth quarter of 2014, representing a decrease of $5.8 million, or 1.0%. For the full year 2015, consolidated operating revenues were $2,010.5 million compared to $1,949.4 million for the full year 2014, representing an increase of $61.1 million, or 3.1%.

Consolidated operating loss was $382.2 million for the fourth quarter of 2015. Consolidated operating profit before impairment of goodwill and other intangible assets for the fourth quarter of 2015 was $2.8 million compared to consolidated operating profit of $163.4 million in the fourth quarter of 2014. The decline was primarily attributable to higher programming expenses including the broadcast rights impairment charge noted above, a decrease in net political advertising revenue due to 2015 being an off-cycle political year and the absence of a $21 million pre-tax gain recorded in 2014 on the Company’s sale of a production facility and land in Baltimore, MD that was leased to Tribune Publishing. These factors were partially offset by higher retransmission consent and carriage fee revenues.

For the full year 2015, consolidated operating loss was $262.7 million. Consolidated operating profit before impairment of goodwill and other intangible assets for the full year 2015 was $122.3 million as compared to consolidated operating profit of $301.2 million for the full year 2014. The decline was primarily attributable to higher programming expenses including the broadcast rights impairment charge and a decrease in net political advertising revenue due to 2015 being an off-cycle political year. These factors were partially offset by higher retransmission consent and carriage fee revenues.

Diluted loss per common share from continuing operations for the fourth quarter of 2015 was $4.07 compared to diluted earnings per common share from continuing operations of $3.14 for the fourth quarter of 2014. Adjusted diluted earnings per share (“Adjusted EPS”) for the fourth quarter of 2015 was $0.63 compared to $0.81 for the fourth quarter of 2014. For the full year 2015, diluted loss per common share from continuing operations was $3.38 compared to diluted earnings per common share from continuing operations of $4.62 for the full year 2014. Full year 2015 Adjusted EPS was $1.53 compared to $2.18 for the full year 2014.

Consolidated Adjusted EBITDA decreased to $158.0 million in the fourth quarter of 2015 from $211.0 million in the fourth quarter of 2014, representing a decrease of $53.0 million, or 25%. The decline was primarily attributable to a decrease in net political advertising revenue due to 2015 being an off-cycle political year as well as an increase in programming expenses, partially offset by higher retransmission consent and carriage fee revenues.

For the full year 2015, consolidated Adjusted EBITDA decreased $116.4 million, or 19%, to $491.4 million as compared to $607.8 million for the full year 2014. The decline was primarily attributable to an increase in programming expenses and a decrease in net political advertising revenue due to 2015 being an off-cycle political year. These factors were partially offset by higher retransmission consent and carriage fee revenues. The $491.4 million of Adjusted EBITDA excludes the $385 million impairment of goodwill and other intangible assets and the $74 million non-cash broadcast rights impairment charge.

Cash distributions from equity investments in the fourth quarter of 2015 were $19.1 million compared to $37.3 million in the fourth quarter of 2014. Cash distributions for the full year 2015 were $180.2 million compared to $210.7 million for the full year 2014. In fiscal 2014, the Company also received a cash distribution of $159.6 million from Classified Ventures, LLC in connection with the sale of its Apartments.com business. Additionally, cash distributions in 2014 included a one-time distribution of $12.4 million related to Television Food Network, G.P.

Television and Entertainment

Revenues were $464.0 million in the fourth quarter of 2015, compared to $480.2 million in the fourth quarter of 2014, a decrease of $16.2 million, or 3.4%. The decline was driven by a $46.5 million decrease in net political advertising revenues due to 2015 being an off-cycle political year. This decline was partially offset by a $15.9 million, or 27%, increase in retransmission consent revenue, an $8.3 million, or 58%, increase in carriage fee revenue related to higher rates for WGN America distribution and an $8.1 million, or 2.6%, increase in core advertising revenues.

Television and Entertainment revenues for the full year 2015 were $1,749.6 million, compared to $1,725.6 million for the full year 2014. The increase was driven by a $53.9 million, or 24%, increase in local retransmission consent revenue, a $28.2 million, or 49%, increase in carriage fee revenue related to higher rates for WGN America distribution, and a $21.3 million, or 1.8%, increase in core advertising revenues. These increases were partially offset by a $70.3 million decrease in net political advertising due to 2015 being an off-cycle political year.

Adjusted EBITDA for the fourth quarter of 2015 was $151.2 million, compared to $202.3 million in the fourth quarter of 2014.

For the full year 2015, Adjusted EBITDA was $513.0 million, as compared to $615.3 million for the full year 2014, a decrease of $102.3 million. Adjusted EBITDA for the fourth quarter and the full year 2015 was impacted primarily by lower political advertising revenues and increases in programming expenses. Adjusted EBITDA for the fourth quarter and full year excludes the impairment of goodwill and other intangible assets charge of $385 million and the broadcast rights impairment charge of $74 million described above.

Digital and Data

Revenues in the fourth quarter of 2015 were $71.1 million, compared to $60.2 million in the fourth quarter of 2014, an increase of $10.9 million, or 18%. The increase was primarily due to an increase in music revenues associated with auto contracts as well as the favorable impact of the acquisitions of Infostrada Sports, SportsDirect, Covers and Enswers Inc., all of which were consummated in the second quarter of 2015.

For the full year 2015, segment revenues were $211.5 million, an increase of $42.6 million, as compared to $168.9 million for the full year 2014. This increase included the favorable impact of the acquisitions of What’s ON, HWW and Baseline, which were consummated in the second half of 2014, as well as the acquisitions of Infostrada Sports, SportsDirect, Covers and Enswers Inc., all of which were consummated in the second quarter of 2015, and the favorable impact of one additional month of Gracenote, which was acquired in January 2014.

Adjusted EBITDA was $26.4 million in the fourth quarter of 2015, compared to $24.2 million in the fourth quarter of 2014, an increase of $2.2 million. For the full year 2015, Adjusted EBITDA was $52.0 million compared to $38.1 million for the full year 2014.

Corporate and Other

Real estate revenues for the fourth quarter of 2015 were $12.5 million compared to $13.0 million for the fourth quarter of 2014, representing a decrease of 4.5%. Real estate revenues for the full year 2015 were $49.3 million, compared to $54.8 million for the full year 2014, representing a decrease of $5.5 million, or 10%. The decrease in both periods was due primarily to a reduction in space leased by Tribune Publishing Company at several properties and the sale of the production facility and land in Baltimore, MD, in December 2014.

Corporate and Other Adjusted EBITDA for the fourth quarter of 2015 represented a loss of $19.6 million, compared to a loss of $15.5 million in the fourth quarter of 2014. The increase in loss was primarily a result of increased corporate costs as a result of becoming a publicly traded company in December 2014.

For the full year 2015, Corporate and Other Adjusted EBITDA represented a loss of $73.6 million, compared to a loss of $45.6 million for the full year 2014. The increase in loss was primarily a result of increased corporate costs driven by the implementation of new technology applications and the establishment of new shared services operations following the Company’s separation from Tribune Publishing Company in August 2014, as well as the decline in real estate revenues.

Impairment of Goodwill and Other Intangible Assets

During the fourth quarter of 2015, the Company recorded non-cash impairment charges of $385 million at Television and Entertainment, consisting of a $381 million charge related to the impairment of goodwill at the cable reporting unit and a $4 million charge related to the impairment of an FCC license at one of the Company’s television stations.

RETURN OF CAPITAL TO SHAREHOLDERS

The Company completed its previously announced $400 million stock repurchase program in the fourth quarter of 2015 and has now returned more than $1 billion in capital to shareholders through dividend payments and share repurchases in 2015.

Stock Repurchase Programs

In October 2014, the Company announced a $400 million stock repurchase program. As of December 31, 2015, the Company completed this program, purchasing an aggregate of 7.7 million shares of the Company’s Class A common stock in open market transactions. During the fourth quarter of 2015, the Company repurchased approximately 1.8 million shares of the Company’s Class A common stock in open market transactions for approximately $67 million. During the year ended December 31, 2015, the Company repurchased approximately 6.6 million shares of the Company’s Class A common stock in open market transactions for approximately $332 million.

On February 24, 2016, the Board of Directors authorized a new stock repurchase program under which the Company may repurchase up to $400 million of its outstanding Class A common stock. The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations, as determined by the Company’s management team. The repurchase program may be suspended or discontinued at any time. The Company expects to finance the purchases with available cash, cash flows from operations, proceeds from asset sales or debt facilities.

Quarterly Dividend

On February 24, 2016, the Company’s Board of Directors declared a quarterly cash dividend of $0.25 per share on the Company’s common stock. In addition, holders of the Company’s outstanding warrants will receive a cash payment equal to the amount of the dividend paid per share of common stock for each share of common stock such warrants are exercisable into. The dividend is payable on March 24, 2016 to stockholders of record at the close of business on March 10, 2016. This is the fourth quarterly dividend declared under the Company’s dividend program announced on March 6, 2015. Future dividends will be subject to the discretion of the Company’s Board of Directors.

FINANCIAL GUIDANCE

The following represents the Company’s financial guidance for the full year 2016 for the current business portfolio. Given the evaluation of strategic and financial alternatives discussed above, our actual results for the full year may differ materially as the guidance below is based on our assets and operations as they exist today. The following statements, by their nature, are forward-looking and are subject to substantial risks and uncertainties, which are discussed below under “Cautionary Statement Regarding Forward-Looking Statements,” and may differ materially from our actual results.

Due to a change in guidance policy and in light of the strategic review, our financial guidance does not include any guidance with respect to our long-term outlook.

For full year 2016, the Company expects:

Consolidated revenues to be between $2.25 billion and $2.28 billion

Consolidated Adjusted EBITDA to be between $615 million and $645 million

Television and Entertainment segment revenues to be between $1.975 billion and $2.000 billion

Television and Entertainment segment Adjusted EBITDA to be between $640 million and $665 million

Digital and Data segment revenues to be between $225 million and $235 million

Digital and Data segment Adjusted EBITDA to be between $47 million and $50 million

Real estate revenues to be approximately $49 million

Real estate expenses to be approximately $26 million

Corporate expenses to be between $93 million and $95 million

Corporate and Other Adjusted EBITDA to be between $(70) million and $(72) million

Capital expenditures to be approximately $127 million ($63 million of which is non-recurring)

Cash taxes to be between $115 million and $125 million

Cash interest to be approximately $160 million

CONFERENCE CALL INFORMATION

The Company will host a conference call today at 8:30 a.m. ET to discuss its fourth quarter and full-year results and a presentation deck will be posted to our website in advance of the call. The conference call can be accessed on the Investor Relations homepage of Tribune Media’s website at www.tribunemedia.com, or by dialing (888) 317-6003 (domestic) or (412) 317-6061 (international). The confirmation code is 6162054.

An audio webcast replay will be available in the Events and Presentations section of the Tribune Media website approximately one hour after completion of the call. A replay of the call will also be available until March 8, 2016 at (877) 344-7529 (domestic) or (412) 317-0088 (international). The confirmation code for the replay is 10080557.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment network WGN America, whose reach is approaching 80 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Danielle DeVoe	Gary Weitman
Director/Corporate Finance, Investor Relations	SVP/Corporate Relations
(646) 563-8296	(312) 222-3394
ddevoe@tribunemedia.com	gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment, Digital and Data, and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under accounting principles generally accepted in the U.S. (“GAAP”). Adjusted EPS is calculated based on net income (loss) before income (loss) from discontinued operations, net of taxes, investment transactions, loss on extinguishment of debt, certain adjustments to income on equity investments, net, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, goodwill and other intangible asset and program impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as net income (loss) before income (loss) from discontinued operations, net of taxes, income taxes, investment transactions, loss on extinguishment of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, goodwill and other intangible asset and program impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, goodwill and other intangible asset and program impairments and other non-cash charges and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights- amortization expense less broadcast rights- cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusting EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP. No reconciliation of the forecasted range for Adjusted EBITDA on a consolidated or segment basis for fiscal 2016 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, statements concerning our financial outlook and guidance, including our 2016 forecasted revenues, Adjusted EBITDA and other consolidated and segment financial performance guidance, our real estate monetization strategy, exploration of strategic and financial alternatives and other corporate initiatives, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 29, 2016. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from projected or historical results or those anticipated or predicted by these forward-looking statements: competition and other economic conditions including fragmentation of the media landscape and competition from other media alternatives; changes in advertising demand and audience shares; changes in the overall market for television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; availability and cost of broadcast rights; our ability to adapt to technological changes; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss or modification of our network affiliation agreements; our ability to renegotiate retransmission consent or carriage fee agreements; our ability to monetize our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; our ability to expand our operations internationally; the incurrence of costs to address contamination issues at sites owned, operated or used by our business; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; our ability to realize benefits or synergies from acquisitions or divestitures or to operate our businesses effectively following acquisitions or divestitures; the financial performance of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with both US and foreign government regulations applicable to our industry; our ability to protect our information systems; compliance with laws related to our international operations, including anti-bribery, anti-money laundering, export controls and other laws; changes in accounting standards; our ability to pay cash dividends on our common stock; increased interest rate risk due to our variable rate indebtedness; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; a downgrade or withdrawal of ratings assigned to us or our indebtedness; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

	Three Months Ended		Year Ended
	December 31, 2015	December 28, 2014	December 31, 2015	December 28, 2014
	(Unaudited)
Operating Revenues
Television and Entertainment
Advertising	$346,544	$382,051	$1,300,313	$1,339,634
Retransmission consent and carriage fees	97,000	72,842	368,484	286,380
Other	20,469	25,292	80,838	99,627

Total	464,013	480,185	1,749,635	1,725,641
Digital and Data	71,139	60,200	211,527	168,926
Other	12,453	13,035	49,298	54,792

Total operating revenues	547,605	553,420	2,010,460	1,949,359

Operating Expenses
Programming	188,306	85,115	535,799	354,666
Direct operating expenses	108,902	109,506	435,231	420,763
Selling, general and administrative	178,129	128,768	647,600	584,274
Depreciation	20,242	17,945	74,289	70,187
Amortization	49,242	48,642	195,230	218,287
Impairment of goodwill and other intangible assets	385,000	—	385,000	—

Total operating expenses	929,821	389,976	2,273,149	1,648,177

Operating (Loss) Profit	(382,216)	163,444	(262,689)	301,182
Income on equity investments, net	27,125	38,938	146,959	236,713
Interest and dividend income	257	687	829	1,368
Interest expense	(42,315)	(39,051)	(164,430)	(157,866)
Loss on extinguishment of debt	—	—	(37,040)	—
Gain on investment transactions, net	103	371,783	12,173	372,485
Other non-operating gain (loss), net	5,623	(3,734)	8,140	(4,804)
Reorganization items, net	(105)	(1,293)	(1,537)	(7,268)

(Loss) Income from Continuing Operations Before Income Taxes	(391,528)	530,774	(297,595)	741,810
Income tax (benefit) expense	(10,600)	216,098	22,323	278,699

(Loss) Income from Continuing Operations	(380,928)	314,676	(319,918)	463,111
(Loss) Income from Discontinued Operations, net of taxes	—	—	—	13,552

Net (Loss) Income	$(380,928)	$314,676	$(319,918)	$476,663

Basic (Loss) Earnings Per Common Share from:
Continuing Operations	$(4.07)	$3.15	$(3.38)	$4.63
Discontinued Operations	—	—	—	0.13

Net (Loss) Earnings Per Common Share	$(4.07)	$3.15	$(3.38)	$4.76

Diluted (Loss) Earnings Per Common Share from:
Continuing Operations	$(4.07)	$3.14	$(3.38)	$4.62
Discontinued Operations	—	—	—	0.13

Net (Loss) Earnings Per Common Share	$(4.07)	$3.14	$(3.38)	$4.75

Regular dividends declared per common share	$0.25	$—	$0.75	$—
Special dividends declared per common share	$—	$—	$6.73	$—

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

	December 31, 2015	December 28, 2014
Assets
Current Assets
Cash and cash equivalents	$262,644	$1,455,183
Restricted cash and cash equivalents	17,595	17,600
Accounts receivable (net of allowances of $8,176 and $7,313)	466,628	440,722
Broadcast rights	160,240	147,423
Income taxes receivable	42,838	4,931
Deferred income taxes	—	29,675
Prepaid expenses	63,337	26,300
Other	8,663	38,989

Total current assets	1,021,945	2,160,823

Properties
Machinery, equipment and furniture	289,619	240,507
Buildings and leasehold improvements	212,470	253,426

	502,089	493,933
Accumulated depreciation	(160,801)	(102,841)

	341,288	391,092
Land	268,257	422,635
Construction in progress	48,312	36,870

Net properties	657,857	850,597

Other Assets
Broadcast rights	203,422	157,014
Goodwill	3,561,812	3,918,136
Other intangible assets, net	2,240,199	2,397,794
Assets held for sale	206,422	5,645
Investments	1,692,700	1,717,192
Other	174,178	189,254

Total other assets	8,078,733	8,385,035

Total Assets	$9,758,535	$11,396,455

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

	December 31, 2015	December 28, 2014
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$60,394	$77,295
Debt due within one year	26,479	4,088
Income taxes payable	3,458	252,570
Employee compensation and benefits	87,976	80,270
Contracts payable for broadcast rights	236,676	178,685
Deferred revenue	44,721	34,352
Interest payable	33,828	12,238
Other	53,885	44,682

Total current liabilities	547,417	684,180

Non-Current Liabilities
Long-term debt	3,452,544	3,490,897
Deferred income taxes	984,032	1,156,214
Contracts payable for broadcast rights	385,107	279,819
Contract intangible liability, net	13,772	34,425
Pension obligations, net	456,073	469,116
Postretirement, medical, life and other benefits	16,092	21,456
Other obligations	71,776	64,917

Total non-current liabilities	5,379,396	5,516,844

Total Liabilities	5,926,813	6,201,024

Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at December 31, 2015 and at December 28, 2014	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 100,015,546 shares issued and 92,345,330 shares outstanding at December 31, 2015; 95,708,401 shares issued and 94,732,807 shares outstanding at December 28, 2014	100	96
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares at December 31, 2015 and 200,000,000 shares at December 28, 2014; Issued and outstanding: 5,605 shares at December 31, 2015 and 2,438,083 shares at December 28, 2014	—	2
Treasury stock, at cost: 7,670,216 shares at December 31, 2015 and 975,594 shares at December 28, 2014	(400,153)	(67,814)
Additional paid-in-capital	4,619,618	4,591,470
Retained (deficit) earnings	(322,351)	718,218
Accumulated other comprehensive loss	(71,016)	(46,541)

Total Tribune Media Company shareholders’ equity	3,826,198	5,195,431
Noncontrolling interest	5,524	—

Total shareholders’ equity	3,831,722	5,195,431

Total Liabilities and Shareholders’ Equity	$9,758,535	$11,396,455

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Year Ended
	December 31, 2015	December 28, 2014
Operating Activities
Net (loss) income	$(319,918)	$476,663
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation	32,493	27,918
Pension credit, net of contributions	(29,417)	(41,164)
Depreciation	74,289	88,890
Amortization of contract intangible assets and liabilities	(14,980)	(35,774)
Amortization of other intangible assets	195,230	222,216
Impairment of goodwill and other intangible assets	385,000	—
Income on equity investments, net	(146,959)	(236,088)
Distributions from equity investments	169,879	189,789
Non-cash loss on extinguishment of debt	33,480	—
Original issue discount payments	(6,158)	—
Amortization of debt issuance costs and original issue discount	12,258	13,433
Gain on investment transactions, net	(12,173)	(373,968)
Loss (gain) on sales of real estate	97	(21,690)
Other non-operating (gain) loss, net	(6,183)	4,729
Change in excess tax benefits from stock-based awards	868	(868)
Transfers from restricted cash	5	2,357
Changes in working capital items, excluding effects from acquisitions:
Accounts receivable, net	(23,444)	39,149
Prepaid expenses and other current assets	(36,997)	(1,532)
Accounts payable	(15,302)	2,855
Employee compensation and benefits, and other current liabilities	39,598	(23,569)
Deferred revenue	9,541	23,189
Accrued reorganization costs	(1,536)	(780)
Income taxes	(272,102)	261,591
Deferred compensation, postretirement medical, life and other benefits	(2,298)	(3,099)
Change in broadcast rights, net of liabilities	100,116	(21,098)
Deferred income taxes	(140,075)	(179,099)
Change in non-current obligations for uncertain tax positions	(931)	(2,814)
Other, net	1,563	(32,781)

Net cash provided by operating activities	25,944	378,455

Investing Activities
Capital expenditures	(89,084)	(89,438)
Acquisitions, net of cash acquired	(74,959)	(279,833)
Decrease in restricted cash related to acquisition of Local TV	—	201,922
Transfers from (to) restricted cash, net	1,112	(1,109)
Investments	(23,042)	(2,330)
Distributions from equity investments	10,328	180,521
Proceeds from sales of investments	44,982	659,395
Proceeds from sales of real estate	4,930	49,870

Net cash (used in) provided by investing activities	(125,733)	718,998

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Year Ended
	December 31, 2015	December 28, 2014
Financing Activities
Long-term borrowings related to Publishing Spin-off	—	346,500
Long-term borrowings	1,100,000	—
Repayments of long-term debt	(1,114,262)	(299,285)
Repayment of Senior Toggle Notes	—	(172,237)
Long-term debt issuance costs related to Publishing Spin-off	—	(10,179)
Long-term debt issuance costs	(20,202)	—
Payment of dividends	(719,919)	—
Settlements of contingent consideration, net	1,174	—
Common stock repurchases	(339,942)	(60,211)
Cash and restricted cash distributed to Tribune Publishing	—	(86,530)
Change in excess tax benefits from stock-based awards	(868)	868
Tax withholdings related to net share settlements of share-based awards	(4,421)	(3,201)
Proceeds from stock option exercises	166	1,308
Contributions from noncontrolling interests	5,524	—

Net cash used in financing activities	(1,092,750)	(282,967)

Net (Decrease) Increase in Cash and Cash Equivalents	(1,192,539)	814,486
Cash and cash equivalents, beginning of year	1,455,183	640,697

Cash and cash equivalents, end of year	$262,644	$1,455,183

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$130,311	$140,338
Income taxes, net of refunds	$434,720	$217,579

Tribune Media Company - Consolidated

Reconciliation of Net (Loss) Income to Adjusted EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2015	December 28, 2014	December 31, 2015	December 28, 2014
Revenue	$547,605	$553,420	$2,010,460	$1,949,359

Net (Loss) Income	$(380,928)	$314,676	$(319,918)	$476,663
Income from discontinued operations, net of taxes	—	—	—	13,552

(Loss) Income from Continuing Operations	$(380,928)	$314,676	$(319,918)	$463,111
Income tax (benefit) expense	(10,600)	216,098	22,323	278,699
Reorganization items, net	105	1,293	1,537	7,268
Other non-operating (gain) loss	(5,623)	3,734	(8,140)	4,804
Gain on investment transactions, net	(103)	(371,783)	(12,173)	(372,485)
Loss on extinguishment of debt	—	—	37,040	—
Interest expense	42,315	39,051	164,430	157,866
Interest and dividend income	(257)	(687)	(829)	(1,368)
Income on equity investments, net	(27,125)	(38,938)	(146,959)	(236,713)

Operating (Loss) Profit	$(382,216)	$163,444	$(262,689)	$301,182
Depreciation	20,242	17,945	74,289	70,187
Amortization	49,242	48,642	195,230	218,287
Stock-based compensation	8,364	5,788	32,493	26,191
Impairment of goodwill and other intangible assets	385,000	—	385,000	—
Impairment of broadcast rights	73,830	—	73,830	—
Severance and related charges	2,105	1,484	5,943	6,609
Transaction-related costs	2,048	2,570	8,775	15,684
(Gain) loss on sales of real estate	—	(21,388)	97	(21,691)
Contract termination costs	—	(646)	—	15,000
Other	6,644	827	7,597	6,977
Pension credit	(7,291)	(7,661)	(29,166)	(30,643)

Adjusted EBITDA	$157,968	$211,005	$491,399	$607,783

Tribune Media Company - Television and Entertainment

Reconciliation of Operating (Loss) Profit to Adjusted EBITDA and Broadcast Cash Flow

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2015	December 28, 2014	December 31, 2015	December 28, 2014
Advertising	$346,544	$382,051	$1,300,313	$1,339,634
Retransmission consent fees	74,324	58,447	283,140	229,243
Carriage fees	22,676	14,395	85,344	57,137
Barter/trade	9,443	9,257	38,243	41,267
Copyright royalties	4,049	7,104	15,367	27,161
Other	6,977	8,931	27,228	31,199

Total Revenues (1)	$464,013	$480,185	$1,749,635	$1,725,641
Operating (Loss) Profit (1)	$(365,452)	$146,026	$(174,955)	$337,431
Depreciation	12,794	12,057	48,434	50,262
Amortization	41,476	42,217	165,936	197,054
Stock-based compensation	3,225	2,063	12,377	8,800
Impairment of goodwill and other intangible assets	385,000	—	385,000	—
Impairment of broadcast rights	73,830	—	73,830	—
Severance and related charges	311	229	2,317	2,098
Transaction-related costs	—	(387)	—	1,894
Gain on sale of real estate	—	(103)	—	(103)
Contract termination costs	—	(646)	—	15,000
Other	—	829	13	2,755
Pension expense	—	—	—	124

Adjusted EBITDA (1)	$151,184	$202,285	$512,952	$615,315

Broadcast rights - Amortization	100,339	65,624	377,185	268,797
Broadcast rights - Cash Payments	(79,956)	(76,130)	(390,199)	(321,335)

Broadcast Cash Flow	$171,567	$191,779	$499,938	$562,777

(1)	At the beginning of fiscal 2015, the Company moved its Zap2it.com entertainment website business from the Digital and Data reportable segment to the Television and Entertainment reportable segment. Certain previously reported amounts have been reclassified to conform to the current presentation; the impact of this reclassification was immaterial.

Tribune Media Company - Digital & Data

Reconciliation of Operating Profit to Adjusted EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2015	December 28, 2014	December 31, 2015	December 28, 2014
Video and other	$32,307	$25,814	$118,576	$91,197
Music	38,832	34,386	92,951	77,729

Total Revenues (1)	$71,139	$60,200	$211,527	$168,926
Operating Profit (1)	$15,032	$14,291	$8,409	$2,899
Depreciation	2,856	1,987	9,738	7,744
Amortization	7,766	6,425	29,294	21,233
Stock-based compensation	588	262	2,239	1,641
Severance and related charges	97	1,212	667	3,975
Transaction-related costs	92	—	730	—
Other	—	—	920	580

Adjusted EBITDA (1)	$26,431	$24,177	$51,997	$38,072

(1)	At the beginning of fiscal 2015, the Company moved its Zap2it.com entertainment website business from the Digital and Data reportable segment to the Television and Entertainment reportable segment. Certain previously reported amounts have been reclassified to conform to the current presentation; the impact of this reclassification was immaterial.

Tribune Media Company - Corporate and Other

Reconciliation of Operating (Loss) Profit to Adjusted EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2015	December 28, 2014	December 31, 2015	December 28, 2014
Total Revenues	$12,453	$13,035	$49,298	$54,792

Operating (Loss) Profit	$(31,796)	$3,127	$(96,143)	$(39,148)
Depreciation	4,592	3,901	16,117	12,181
Stock-based compensation	4,551	3,463	17,877	15,750
Severance and related charges	1,697	43	2,959	536
Transaction-related costs	1,956	2,957	8,045	13,790
(Gain) loss on sales of real estate	—	(21,285)	97	(21,588)
Other	6,644	(2)	6,664	3,642
Pension credit	(7,291)	(7,661)	(29,166)	(30,767)

Adjusted EBITDA	$(19,647)	$(15,457)	$(73,550)	$(45,604)

Tribune Media Company - Consolidated

Reconciliation of Diluted EPS to Adjusted EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	December 31, 2015			December 28, 2014
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
Diluted EPS			$(4.07)			$3.14
Reorganization items, net	$105	$109	0.00	$1,293	$1,098	0.01
Other non-operating (gain) loss	(5,623)	(3,431)	(0.04)	3,734	2,269	0.02
Gain on investment transactions, net	(103)	(228)	(0.00)	(371,783)	(226,027)	(2.26)
Equity income - share of CareerBuilder goodwill impairment charge	16,054	9,761	0.10	—	—	—
Impairment of goodwill and other intangible assets	385,000	383,432	4.10	—	—	—
Impairment of broadcast rights	73,830	44,889	0.48	—	—	—
Severance and related charges	2,105	1,280	0.01	1,484	902	0.01
Transaction-related costs	2,048	1,388	0.01	2,570	1,944	0.02
Gain on sales of real estate	—	—	—	(21,388)	(13,004)	(0.13)
Contract termination costs	—	—	—	(646)	(393)	(0.00)
Other	6,644	4,059	0.04	827	430	0.00

Adjusted EPS			$0.63			$0.81

	Year Ended
	December 31, 2015			December 28, 2014
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
Diluted EPS			$(3.38)			$4.75
Income from discontinued operations, net of taxes			—			(0.13)
Reorganization items, net	$1,537	$1,455	0.02	$7,268	$7,043	0.07
Other non-operating (gain) loss	(8,140)	(4,966)	(0.05)	4,804	2,920	0.03
Gain on investment transactions, net	(12,173)	(7,571)	(0.08)	(372,485)	(226,471)	(2.26)
Equity income - gain from Classified Venture’s sale of Apartments.com	—	—	—	(72,063)	(43,814)	(0.44)
Equity income - share of CareerBuilder goodwill impairment charge	16,054	9,761	0.10	—	—	—
Loss on extinguishment of debt	37,040	22,520	0.24	—	—	—
Impairment of goodwill and other intangible assets	385,000	383,432	4.05	—	—	—
Impairment of broadcast rights	73,830	44,889	0.47	—	—	—
Severance and related charges	5,943	3,613	0.04	6,609	4,018	0.04
Transaction-related costs	8,775	6,310	0.07	15,684	11,612	0.12
(Gain) loss on sales of real estate	97	58	0.00	(21,691)	(13,188)	(0.13)
Contract termination costs	—	—	—	15,000	9,120	0.09
Other	7,597	4,638	0.05	6,977	4,245	0.04

Adjusted EPS			$1.53			$2.18